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[ITC LOGO         ITC                         PRESS
 APPEARS          LEARNING                    RELEASE
   HERE]          CORPORATION

                  13515 Dulles Technology Drive
                  Herndon, VA  20171-3413
                  (703) 713-3335 . (800) 638-3757
                  http://www.ITClearning.com
                  NASDAQ: ITCC



     January 8, 1998                     Contact: Carl Stevens, CEO & President
                                                  Chris Mack, CFO
                                                  (800) 638-3757
                                                  (703) 713-3335

                              ITC LEARNING NAMES
                  CARL D. STEVENS AS CHIEF EXECUTIVE OFFICER

     Herndon, Va. - ITC Learning Corporation (ITC), specializing in multimedia training courseware, announced today that the Company's Board of Directors has appointed Carl D. Stevens as Chief Executive Officer in addition to his duties as President of the Company, replacing J.H. ("Bill") Walton. Mr. Walton remains a Director of the Company.

     Mr. Stevens has been with ITC since March 1997 after a distinguished 26 year career with IBM, and this increase in responsibilities represents a move by the Company to expand its position in the education and training marketplace.

     Mr. Stevens stated that "the opportunities in the education and training business are without bounds. The market is huge and there are no clear cut leaders. What is important is to know what the customers want, where they are going, and to be able to meet those needs. ITC has plans in place to do just that by leapfrogging its competition with an expanded portfolio of courseware and state of the art technology to deliver it -- regardless of the platform or the format the customers want it in. It is execution of this plan that will drive our growth in the future and we are all very excited about it."

     ITC develops and markets workplace learning products for business, education and government and is headquartered in Herndon, Virginia with major facilities also in London, England and Sydney, Australia. With over 5,000 organizations worldwide using ITC's products and solutions to improve employee productivity and skills, ITC is recognized for its excellence in quality and support. ITC offers the largest library of interactive CD-ROM multimedia programs available today, with over 1,500 hours of training on Personal Computer Skills, Regulatory Compliance, Technical Skills and Basic Skills. ITC (ITC Learning Corporation) is a publicly owned company that is traded on NASDAQ under the symbol--ITCC.